SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                         Date of Report: MARCH 16, 2002



                               SOURCE MEDIA, INC.
             (Exact name of Registrant as specified in its charter)


           DELAWARE                     0-21894              13-3700438
(State or other jurisdiction of     (Commission File        (IRS Employer
incorporation or organization)          Number)          Identification No.)

                              5601 EXECUTIVE DRIVE
                                    SUITE 200
                               IRVING, TEXAS 75038
                    (Address of principal executive offices)


                  Registrant's telephone number: (972) 714-1361

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

 SOURCESUITE

     On March 14, 2002, Source Media, Inc.'s 50% interest in SourceSuite LLC was sold to Insight Interactive, LLC, which owned the remaining 50% interest in SourceSuite. SourceSuite is a provider of interactive digital cable TV applications. The sale was conducted by the Trustee for Source Media's 12% Senior Secured Notes due 2004, in a public foreclosure sale under the New York Uniform Commercial Code. As consideration for the sale, Insight tendered $10.2 million principal amount of Source Media's Senior Secured Notes. No other bidders came forward.

     Insight Interactive owns 842,105 shares of Source Media's Common Stock and warrants to purchase 4,596,786 shares of Source Media's Common Stock, which, if exercised, would cause Insight to own approximately 24.4% of the outstanding Common Stock. Insight Interactive is a wholly owned subsidiary of Insight Communications Company, Inc. Kim Kelly, Sidney Knafel and Michael Willner, who served as directors of Source Media until March 7, 2002, also serve as directors and executive officers of Insight Communications. Insight Communications also owns the single outstanding share of Source Media's Non-Participating Preferred Stock.

 IT NETWORK

     On March 15, 2002, substantially all of Source Media's remaining assets were sold to BlueStreak Media Inc. in a private foreclosure sale under the New York Uniform Commercial Code. BlueStreak made a cash payment of $245,000 and agreed to make additional payments equal to 5% of the gross receipts it earned over the next year under certain contracts it assumed from Source Media. The assets sold consisted of Source Media's IT Network business. IT Network is a creator of private-label audio and text content. This content is designed for universal distribution and access across all platforms, including voice portals, wireless and wireline telephone, Internet and digital cable television. BlueStreak made its cash payment directly to the Trustee for distribution to or for the benefit of the holders of Source Media's Senior Secured Notes. Future payments will also be distributed to or for the benefit of the holders of the Senior Secured Notes.

 ITEM 5.  OTHER EVENTS

     As a result of the foreclosure sales of substantially all of the assets of Source Media, Source Media has effectively terminated its operations. Any remaining cash will be used to wind up Source Media's business and any excess will be distributed to or for the benefit of the holders of the Senior Secured Notes. The holders of the Senior Secured Notes have agreed to make certain payments to Stephen W. Palley, Source Media's President and Chief Executive Officer, and Benjamin J. Douek, its Chief Financial Officer, pursuant to an agreement with Mr. Palley and Mr. Douek, in connection with (a) remaining with Source Media to manage the sale of Source Media's assets and its winding down of operations, (b) their voluntary agreement to decline to participate in the Retention Plan for Key Executives instituted in the second quarter of 2001 and
(c) providing certain monitoring services after completion of the IT Network sale.

     As of the close of business on March 15, 2002, the aggregate amount due under the outstanding Senior Secured Notes was approximately $83.5 million and the aggregate amount owed to other creditors was approximately $2.3 million. As of that date, Source Media's cash balance was approximately $275,000.

     All directors of Source Media have resigned. Source Media has no remaining employees apart from Mr. Palley and Mr. Douek, who will remain with Source Media solely to wind up its affairs. Given the foregoing circumstances, Source Media has determined not to prepare an annual report on Form 10-K, inclusive of audited financial statements for its 2001 fiscal year, and does not intend to make any additional filings with the Securities and Exchange Commission.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 SOURCE MEDIA, INC.
                                      (Registrant)



Date: March 16, 2002             By:   /S/ STEPHEN W. PALLEY
                                     --------------------------------------
                                       Stephen W. Palley
                                       President and Chief Executive Officer